IMPORTANT SHAREHOLDER PROXY UPDATE

Response Requested!

Fidelity® Institutional Short-Intermediate Government Fund

You are receiving this request as an important shareholder of the fund listed above. We are writing to request your proxy vote on several important proposals. Your vote will be tallied at your fund's Special Shareholder Meeting. While we recently mailed proxy information to you, it has come to our attention that we may not have received your vote. Votes of additional shareholders are urgently needed before the fund can hold its meeting, scheduled for November 13, 2002.

By voting now, you can help your fund complete the shareholder proxy campaign. Please vote each proxy card you have received, including cards for your employer-sponsored retirement or savings plan accounts such as a 401 (k), 403 (b), 457 or other plan account. We appreciate your immediate reply.

Please Vote Now. Your vote is very important! Your quick and easy voting options are:

(arrow)	CALL: Vote by Touch-Tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions.
(arrow)	CLICK: Vote by Internet
Please visit the web site indicated on your proxy card(s) and follow the instructions online.
(arrow)	MAIL:
Please mail your signed proxy card(s) in the free postage-paid envelope.
(arrow)	CALL: Vote at 1-800-848-3155
Call toll-free weekdays from 8:00 AM - 11:00 PM, Eastern Time and
Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a Representative of D.F. King & Co., Inc., our independent proxy solicitors.
(arrow)	FAX:
Please fax the front and back of your signed proxy card(s) to our proxy tabulator at: 1-877-226-7171.

(Fidelity Logo)

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. Thank you.

THANK YOU FOR VOTING PROMPTLY!

Important information to help you understand and vote on the proposals

Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

Q: Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

Q: How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of a fund on the record date. The record date was September 16, 2002.

Q: How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity 1-800-544-3198.

Q: How do I sign the proxy card?

Individual Accounts:	Shareholders should sign exactly as their names appear on the account registration shown on the card.
Joint Accounts:	Either owner may sign, but the name of the person signing should con form exactly to a name shown in the registration.
All Other Accounts:	The person signing must indicate his or her capacity. For example, a trust ee for a trust or other entity should sign, "Ann B. Collins, Trustee."

Proposal 1: To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.

Q: How would this proposal affect the funds?

The same Board of Trustees oversees the activities of all of Fidelity's mutual funds. Essentially, by approving this proposal, shareholders would be affirming that the Trustees' service on the Boards of other Fidelity funds does not disqualify them from evaluating certain kinds of litigation. Although the Board has full authority to adopt this amendment without shareholder vote (and they did so in September 2000), they believe that fund shareholders should decide whether they wish to "continue the effectiveness" of this provision.

Proposal 2: To authorize the Trustees to increase the maximum number of Trustees.

Q: Why are you suggesting to increase the maximum number of Trustees?

Proposal 2 if adopted will allow the Trustees to increase the maximum number of Trustees on the Board from 12 to 14, which will give the Board more flexibility to organize itself and its committees and enhance its flexibility in organizing its responsibilities for oversight of the Fidelity funds. In another shareholder proposal (Proposal 5, discussed below), you are being asked to vote for 13 Trustees, which means the Board will still have the authority to appoint another person to the Board in the future without another shareholder vote if they find a suitable candidate.

Proposal 3: To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.

Proposal 4: To authorize the Trustees to enter into management contracts on behalf of a new fund.

Q: What are the proposed changes to the Declaration of Trust?

Proposal 3 if adopted will clarify the Trustees' authority to approve certain types of mergers, consolidations, incorporations, and reorganizations. The Trustees already have this authority with respect to the trust itself and each of its funds, and this change would extend this authority to classes of the funds.

Proposal 4 if adopted will amend the current Declaration of Trust to allow the Trustees the flexibility to alter each fund's management contract with FMR, to the extent the 1940 Act or other rules or orders might permit in the future. The current Declaration of Trust requires the vote of a majority of the outstanding voting securities of a fund initially to approve a contract.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations, nor will it result in any change in the investment policies described in each fund's current prospectus.

Proposal 5: To elect a Board of Trustees.

Q: Why do shareholders need to elect a Board of Trustees?

The Trustees serve as fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve in the best interests of shareholders. Among their various duties, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds. Shareholders are periodically asked to elect the Trustees that represent them.

** PLEASE NOTE: Proposals 6 through 10 are not applicable to shareholders of Fidelity Institutional Short-Intermediate Government Fund.

Proposal 11: To amend Fidelity Institutional Short-Intermediate Government Fund's fundamental investment limitation concerning underwriting.

Q: How would changing the fundamental investment limitation concerning underwriting affect the fund?

Adoption of this proposal is not expected to affect the way in which the fund is managed.

The Investment Company Act requires that mutual funds adopt a policy regarding underwriting and further requires that the policy be fundamental (changeable only by shareholder vote). Underwriting basically means buying securities directly from an issuer with the intention of reselling them to the public. Fidelity funds purchase shares of other investment companies for investment purposes, not to resell those shares to the public.

The primary purpose of the proposal is to clarify that the fund is not prohibited from investing in other investment companies.

Proposal 12: To amend Fidelity Institutional Short-Intermediate Government Fund's fundamental investment limitation concerning lending.

Q: How would changing the fundamental investment limitation concerning lending affect the fund?

Adoption of this proposal is not expected to affect the way in which the fund is managed.

The Investment Company Act requires that mutual funds adopt a policy regarding making loans to other persons and further requires that the policy be fundamental (changeable only by shareholder vote). The extent to which a mutual fund reserves the right to lend must be disclosed in its prospectus and/or statement of additional information.

The fund's investment limitation explicitly does not apply to, among other things, the purchase of debt securities. While the term "debt securities" is commonly understood to include corporate bonds, government securities, and mortgage and other asset-backed securities, we believe that the term also includes loans and loan participations. The amendment clarifies that, along with investments in other types of debt securities, investments in loans, loan participations and other forms of debt instruments also are excluded from this limitation.

ADVIV-PXL2-0902

1.77288.101